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                                     Schedule 21.1

                           Subsidiaries of the Registrant
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          No.         Name               State of Incorporation        Doing Business As
          ---         ----               ----------------------        -----------------
           1.  FirstWorld Anaheim            California             FirstWorld Anaheim
           2.  FirstWorld Engineering        California             FirstWorld Engineering
           3.  FirstWorld Orange Coast       California             FirstWorld Orange Coast
           4.  FirstWorld SGV                California             FirstWorld SGV
           5.  FirstWorld SoCal              California             FirstWorld SoCal



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